Exhibit 99.1

News Announcement

Latitude 360, Inc. Completes Merger to Go Public

JACKSONVILLE, Florida – June 3, 2014 – Latitude 360 (OTCQB: KGKO) (L360), an award-winning, premier upscale casual dining and state-of-the-art entertainment venue operator, today announced that as of May 30, 2014 it has completed its merger into a wholly owned subsidiary of Kingdom Koncrete (OTCQB: KGKO), a public reporting entity. Latitude 360 has applied for a stock ticker symbol change to “LATX” in conjunction with the merger.

Commenting on the completed merger, Latitude 360 CEO/Founder Brent Brown stated, “We have a wealth of exciting corporate developments in-process, including plans to bring cutting-edge Latitude 360 venues to a number of high-profile markets. Successfully completing this transaction is an important corporate milestone and a step forward as we believe it further enhances the Company’s access to capital as well as facilitates our expanding awareness within the investment community and among our growing customer base. It also provides a critical step in our long-term vision to expand our brand nationally and beyond while trying to provide added value to our shareholder base.”

As a follow-up to certain issues that arose with our due diligence, it is the goal of the management of Kingdom Koncrete, now Latitude 360, Inc., that the company will seek to fully cooperate with the Securities and Exchange Commission (SEC) and cooperate with resolving any matters that are subject to the Wells notice received on or about May 13, 2014 for matters that occurred prior to the merger with Latitude 360, as reported in the current report on Form 8-K filed by the company on May 30, 2014.

Forward-Looking Statements

This news announcement may contain certain “forward-looking statements.” Such statements include those related to the company’s expectations about future events or to the company’s future financial performance, including anticipated growth opportunities and access to capital, and are not historical facts. Forward-looking statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Such statements are not guarantees of future performance, are based on certain assumptions, and are also subject to various known and unknown risks and uncertainties, many of which are beyond the control of the company. Actual results may differ materially from the expectations contained in forward-looking statements. The company does not undertake any obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

ABOUT LATITUDE 360 (www.Latitude360.com)

Latitude 360 (LAT) is an award-winning pioneer of combining premier upscale casual dining with state-of-the-art entertainment in its unique venues. The Company develops, constructs and operates cutting-edge Latitude 360s (from 35,000-85,000 sq. ft.) that appeal to a broad base of consumers and corporate clients. Its three award-winning locations are based in Jacksonville, FL, Pittsburgh, PA and Indianapolis, IN, with a fourth slated for a fall 2014 opening in Albany, NY at The Crossgates Mall. The Company has identified and expects to open five new locations over approximately the next two years. Latitude 360 proudly employs 500 talented individuals and its unique "360 EXPERIENCE" fuses the magic of exceptional food and beverage with multiple entertainment options in upscale, contemporary-designed venues. At Latitude 360, visitors can enjoy the entertainment as their appetizer or dessert! The wide array of entertainment options include:

•	The 360 Grille & Bar – A casual yet contemporary American restaurant.
•	The Lanes – Luxury bowling lanes with leather couches and cutting-edge audio/visual systems on every lane, creating an upscale, lounge-like atmosphere.
•	The Cinegrille – A dine-in movie theater featuring home theater-style seating.
•	Game Room – The latest offering in hi-tech electronic video, redemption games and prizes.
•	Latitude LIVE – A live performance theater with a full-stage, high-end theatrical sound and lighting systems and seating for 170-300+ guests. Features live comedy on Friday and Saturday.
•	HD Sports Theater – A sports theater with multiple HD screens, similar to sports books in Vegas.
•	The AXIS Bar & Stage – A unique bar, dance floor and stage with weekend performances by the hottest DJs and regional bands.
•	Latitude LIT Cigar Lounge – the perfect combination of comfortable leather furniture, cocktail-style seating and HD TVs playing your favorite sporting events. Amber cocktails and, of course, the finest cigars are also available.

Contacts:
Markowitz Communications	JCIR
Saul Markowitz	Rob Rinderman or Jennifer Neuman
412.977.8517	212.835.8500 or latitude@jcir.com

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